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WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
EXHIBIT 11(a)
COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEARS ENDED
                                               DECEMBER 31,     JANUARY 1,     JANUARY 2,
                                                  1995            1995           1994
                                                  ----            ----           ----
Weighted average number of
   common shares outstanding................     102,484        101,172          99,336

Shares issuable pursuant to employee
   stock option plans, less shares assumed
   repurchased at the average market price..       3,107          2,966           3,461

Shares issuable upon conversion of
   exchangeable shares......................      16,450         16,450          16,450
                                                --------       --------        --------
Number of shares for computation of
   primary earnings per share...............     122,041        120,588         119,247

Net income..................................    $110,070       $ 97,432        $ 80,517

Primary earnings per share..................        $.90           $.81            $.68
                                                    ====           ====            ====


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WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
EXHIBIT 11(b)
COMPUTATION OF EARNINGS PER COMMON SHARE ASSUMING FULL DILUTION
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            YEARS ENDED
                                                          DECEMBER 31,       JANUARY 1,       JANUARY 2,
                                                              1995              1995             1994
                                                              ----              ----             ----
Weighted average number of
   common shares outstanding ...........................    102,484           101,172           99,336

Shares issuable pursuant to employee stock option plans,
   less shares assumed repurchased at the higher of the
   average market or period end price ..................      3,173             2,966            3,679

Shares issuable upon conversion of
   exchangeable shares .................................     16,450            16,450           16,450

Additional dilutive shares issuable
   assuming conversion of subordinated
   debentures ..........................................      8,123             8,130            8,130
                                                           --------          --------         --------
Number of shares for computation of
   fully diluted earnings per share ....................    130,230           128,718          127,595

Net income .............................................   $110,070          $ 97,432         $ 80,517

Add interest savings on assumed dilutive
   conversion of subordinated
   debentures, net of tax ..............................      4,727             4,615            4,871
                                                           --------          --------         --------
Net income for computation of
   fully diluted earnings per share ....................   $114,797          $102,047         $ 85,388
                                                                                              --------
Fully diluted earnings per share .......................       $.88              $.79             $.67
                                                               ====              ====             ====


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